Part II
Item 6. (continued)


                                  EXHIBIT 12(B)

                       CHASE PREFERRED CAPITAL CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                   For the Period from Inception
                                                        (September 18, 1996)
(in thousands, except ratio):                       through September 30, 1996
--------------------------------------------------------------------------------
Net income                                                    $  2,040
                                                              --------

Fixed charges:
      Advisory fees                                                  8
                                                              --------
Total fixed charges                                                  8
                                                              --------
Earnings before fixed charges                                 $  2,048
                                                              ========

Fixed charges, as above                                       $      8

Preferred stock dividend requirements                            1,609
                                                              --------
Fixed charges including preferred stock dividends             $  1,617
                                                              ========

Ratio of earnings to fixed charges and
      preferred stock dividend requirements                       1.27%
                                                              ========

================================================================================